Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Syneron Medical Ltd. (the "Company") of our reports dated March 24, 2009, with respect to the Company's consolidated financial statements for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of the Company included in its Annual Report on Form 20-F for the year ended December 31, 2008, filed with the Securities and Exchange Commission on March 24, 2009.

/s/ Kost, Forer, Gabbay & Kasierer

Haifa, Israel	KOST, FORER, GABBAY & KASIERER
January 14, 2010	A Member of Ernst & Young Global